Exhibit 3.1(a)

State of Delaware Secretary of State Division of Corporations Delivered 10:08 AM 11/03/2010 FILED 09:52 AM 11/03/2010 SRV 101051030 - 4892859 FILE

CERTIFICATE OF INCORPORATION

OF

CLUBCORP CLUB OPERATIONS, INC.

FIRST.  The name of the Corporation is ClubCorp Club Operations, Inc.

SECOND.  The address of the Corporation’s registered office in Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD.  The purpose of the Corporation is to engage in any lawful activities and to exercise such powers permitted to corporations under the Delaware General Corporation Law (“DGCL”).

FOURTH.  The total number of shares of stock which the Corporation shall have authority to issue is 1,000. All such shares are to be Common Stock, par value of $1.00 per share, and are to be of one class.

FIFTH.  The Incorporator of the Corporation is Ingrid J. Keiser. The address of the Incorporator is 3030 LBJ Freeway, Suite 600, Dallas, Texas 75234. All powers of the Incorporator will hereby terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The following persons are appointed as the initial directors of the Corporation, effective immediately, to serve and hold office until the first annual meeting of the stockholders or until such persons’ successors are duly elected and qualified:

Eric C. Resnick
3030 LBJ Freeway, Suite 600
Dallas, Texas 75234

Eric L. Affeldt
3030 LBJ Freeway, Suite 600
Dallas, Texas 75234

Martin J. Newburger
3030 LBJ Freeway, Suite 600
Dallas, Texas 75234

Michael S. Shannon
100 Fillmore Street, Suite 600
Denver, CO 80206

Steven S. Siegel
100 Fillmore Street, Suite 600
Denver, CO 80206

SIXTH.  Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH.

(a)                    The business and affairs of the Corporation shall be managed by or under the direction of the Corporation’s Board of Directors.

(b)                   The number of directors of the Corporation shall be as from time to time fixed by the Corporation’s Board of Directors, or in any other manner provided in the By-Laws of the Corporation.

EIGHTH.  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the By-Laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any By-Law whether adopted by them or otherwise.

NINTH.  The Corporation shall respect and appropriately document the separate and independent nature of its activities, as compared with those of any other person or entity, take all reasonable steps to continue its identity as a separate legal entity, and make it apparent to third persons that the Corporation is an entity with assets and liabilities distinct from those of any other person or entity.

TENTH.  A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

TWELFTH.  The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

THIRTEENTH.  The Corporation shall not, without the unanimous vote of the entire Board of Directors without any vacancies, institute proceedings to be adjudicated bankrupt or insolvent; or consent to the institution of bankruptcy or insolvency proceedings against it; or file a petition seeking, or seek or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; or consent to the appointment of a receiver, liquidator, assignee, trustee, to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of this Corporation or a substantial part of its property; or make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due; or take any corporate action in furtherance of any such action; or take or consent to any of the foregoing actions with respect to any subsidiary of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation this the 2nd day of November, 2010.

By:	/s/ Ingrid J. Keiser
Ingrid J. Keiser,
Sole Incorporator